EXHIBIT 99

AVNET COMPLETES OFFERING OF $300 MILLION OF
CONVERTIBLE SENIOR DEBENTURES

Phoenix, AZ — March 8, 2004 — Avnet, Inc. (NYSE:AVT) today announced the completion of its offering of $300 million aggregate principal amount of 2% Convertible Senior Debentures due 2034. The debentures issued include $30 million of debentures pursuant to the exercise in full of an over-allotment option Avnet had granted to the underwriters. The debentures are convertible into Avnet common stock upon the occurrence of certain events at an initial conversion rate of 29.5516 shares per $1,000 principal amount of debentures, equivalent to an initial conversion price of approximately $33.84 per share of common stock, subject to adjustment. The lead managers for the offering were Banc of America Securities and Credit Suisse First Boston.

The completion of this debenture offering satisfies one of the conditions to Avnet’s previously announced cash tender offer for any and all of its outstanding $360 million aggregate principal amount of 7 7/8% notes due February 15, 2005, which is currently scheduled to expire on March 26, 2004.

This press release appears as a matter of record only and does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of any state or other jurisdiction. A registration statement relating to these securities has been filed with and has been declared effective by the Securities and Exchange Commission.

A prospectus relating to this offering may be obtained from Banc of America Securities LLC, Attn: Prospectus Department, 100 West 33rd Street, New York, NY 10001, (646)-733-4166, or from Credit Suisse First Boston LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, (212) 325-2580 or by faxing requests to (212) 325-8057.

Forward Looking Statements

This press release contains certain “forward-looking statements.” The forward-looking statements herein include words such as “will,” “expect,” “would,” “should,” and “estimate.” These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements.

Additional Information

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company with fiscal year 2003 sales (year ended June 27, 2003) of $9.05 billion, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 68 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Please feel free to visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT:	Avnet, Inc.
Investor Relations
480/643-7053
investor relations@avnet.com